Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 Amendment No. 1 and related prospectus of DIMON Incorporated for the registration of shares of common stock and to the incorporation by reference therein of our report dated May 27, 2004 (except for Note G, as to which the date is June 9, 2004 and Note B, as to which the date is September 30, 2004), with respect to the consolidated financial statements of DIMON Incorporated included in its Current Report on Form 8-K dated December 10, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

February 22, 2005